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                                                                       EXHIBIT 5

                                                                May 25, 1999

Amerada Hess Corporation
1185 Avenue of the Americas
New York, NY 10036

Ladies and Gentlemen:

     We have acted as special counsel for Amerada Hess Corporation in connection with the proposed issuance in one or more series from time to time, directly to purchasers or through agents or underwriters to be designated from time to time, of debt securities (the "Securities"), such Securities to be issued under an indenture (the "Indenture"), between you and The Chase Manhattan Bank, as Trustee, as contemplated in your Registration Statement filed on Form S-3 on the date hereof pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). We submit this opinion for use as Exhibit 5 to the Registration Statement and hereby consent to use of this opinion in the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus.

     We have investigated your corporate status and have examined the corporate proceedings authorizing the creation and issuance of the Securities.

     Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Securities, when duly authorized and executed by you and authenticated by or on behalf of the Trustee pursuant to the terms of the Indenture, and issued for value in accordance with the terms of the Indenture and applicable resolutions of your Board of Directors, will be the validly issued, binding obligations of Amerada Hess Corporation.

                                   Very truly yours,

                                   MILBANK, TWEED, HADLEY & McCLOY LLP